Exhibit 99.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SEE ID

Please read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes included in this filing. Some of the information contained in the following discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. When reviewing the discussion below, you should keep in mind the substantial risks and uncertainties that could impact our business. In particular, we encourage you to review the risks and uncertainties described in “Risks Relating to SEE ID” or included elsewhere in this Report. These risks and uncertainties could cause actual results to differ materially from those projected in forward-looking statements contained in this Report or implied by past results and trends. Forward-looking statements are statements that attempt to forecast or anticipate future developments in our business, financial condition, or results of operations. These statements, like all statements in this report, speak only as of their date (unless another date is indicated), and we undertake no obligation to update or revise these statements in light of future developments.

This section generally discusses our financial condition and results of operations for fiscal years 2023 and 2024, and year-to-year comparisons between Q1 results in 2024 and 2025 in accordance with GAAP. A discussion of our financial condition and results of operations and our liquidity and capital resources for fiscal year 2024, and year-to-year comparisons between fiscal years 2023 and 2024 can be found under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the fiscal year ended December 31, 2024 and for Q1 of our Fiscal 2025.

Overview

SEE ID, Inc., a Nevada corporation, helps businesses digitally transform their operations using IoT and AI technology. With significant innovations in radio frequency networking, use of vision system overlays and a cloud-based AI engine, the company offers a differentiated asset tracking and workflow management solution for operations intensive enterprises.

Our vision is based on the application of AI to the complex problem sets encountered in enterprise logistics, leveraging our inventions in real-time IoT networking and cloud-based software to power the intelligence of the system. AI not only learns where the bottlenecks and failures in the system are, it can intervene in critical workflows to smooth out issues before they become barriers to execution.

Our Dot Cloud consolidates data from the IoT devices deployed with our customers. The core of our value is in this software, with the ability to interface to existing systems easily, collect data from multiple sources and consolidate those inputs into a single intelligent view. In addition to our open interface flexibility, we provide a unique value using passive transponders, active beacons, camera feeds, and manual inputs for a comprehensive system.

We leverage the capabilities of a strong global distribution and value-added reseller (“VAR”) channel to provide local customer support and source many complementary third-party hardware devices to satisfy the diverse needs of the applications. Some of our channels specialize in particular vertical industries, such as Health Care, Entertainment, Construction, Mining, Manufacturing etc. Other partners have specialties in core technologies, such as enterprise resource planning (“ERP”)/warehouse management systems (“WMS”)/manufacturing execution systems (“MES”), auto-ID, vision systems or IT where they add complementary skills and services. Our VARs also add specialty user interfaces to suit the needs of the industry or to automate workflows for a customer. We are committed to maintaining a single code base for all subscribers, which is regularly enhanced with new features, and do not intend to create custom branches that are difficult to maintain and support.

We were founded in 2021 and have achieved significant progress since our inception. We began as a small team developing our core cloud engine and integrating commercial-off-the-shelf (“COTS”) hardware to produce our trackable data. Working with several lighthouse customers, including Caterpillar and the USAF, we refined our concepts and technology, entering 2024 with a fully functional enterprise class software application that includes an initial Rules Engine AI feature.

Seeing the limitation of COTS devices and an opportunity to differentiate our technology, we began our first hardware project at the end of 2023, developing a unique, patent pending RF (radio frequency) bridge to gather data and enhance productivity at the edge. This platform is due for release in the third quarter of 2025, with 5 of the 52 SKUs on the roadmap being offered in the initial promotions. Note that this new hardware platform is a next step in our road map, adding additional capabilities to the first generation solution previously installed and in use. To be clear, the first generation system was installed at Nellis AFB for the U.S. Air Force, Thompson Caterpillar, Celenease-Dupont and the Defense Logistics Agency (“DLA”).

While the technology development continues in earnest, we have shifted our resources to the front end of the business in 2024, beginning to promote our solution and build an aggressive sales pipeline. It is notable that we already have orders in hand for these devices and are building the demand with pre-release communications now. Details on that progress are outlined below (Sales Pipeline) with our order book poised to grow rapidly in the latter half of the year.

We are headquartered in Las Vegas, Nevada, where we also host a Customer Experience Center in the warehouse area of one of our channel partners. Our management and administrative staff are in Bethesda, MD where we maintain an office for east coast customer engagement, government meetings and supporting lobbying activity. Our embedded development team and DFM capability is built around our CTO in Worcester, MA and our core software team is in Bangalore India. On July 31, 2024, the Company incorporated Dot Works, Inc., a Puerto Rico corporation, as a wholly-owned subsidiary to operate a manufacturing business with assembly and test lines in Puerto Rico.

For the fiscal years ended December 31, 2024 and 2023, our total revenue was $612,301. In these years, revenue was earned primarily from the delivery of feasibility study reports to customers seeking to gain insight into how data driven tracking could improve their business. The three months ended March 31, 2024 contributed $352,498 in revenue, while we began to invest more heavily in sales and marketing, driving a sales cycle that will take 9-12 months to mature. We anticipate closing the year 2025 with first adoption revenues as we sell solutions with early capabilities and continue development of our software as a service (“SAAS”) and develop our Zero Infrastructure Mesh (“ZIM”) technology software protocols.

	For the three months ended March 31,	For the year ended December 31,
	2025	2024	2023
Sales	$352,498	$172,661	$439,640

Our Business Model

In each of the past two fiscal years, we generated revenues from sales of hardware and implementation services for experimental projects. As we emerge aggressively from initial development into the market, we are shifting to the intended subscriptions model and emphasizing subscriber acquisition. With a strategy of avoiding hardware sales, software customizations and legacy interfaces (we leverage channel partners for these elements of the solution), we expect to continue to realize very high margins on our revenue going forward.

	For the three months ended March 31,	For the year ended December 31,
	2025	2024	2023
Sales	$352,498	$172,661	$439,640
Cost of Sales	$327,238	$343,889	$86,888
Gross Profit (Loss)	$25,260	$(171,228)	$352,752
Gross Margin	7.2%	(99.2)%	80.2%

Software development of our core hosted application is being capitalized, in accordance with ASC 350-40, Intangibles — Goodwill and Other — General Intangibles Other than Goodwill. At March 31, 2025, the capitalized value of our software is now more than $2.0 million.

	March 31,	December 31,
	2025	2024	2023
Current assets
Cash	$344,902	$721,032	$605,760
Accounts receivable	$5,305	$50,264	$4,778
Inventory	$69,876	$65,248	$—
Advances to supplier	$37,748	$33,576	$—
Prepaid expenses	$80,548	$133,975	$155,845
Total current assets	$538,379	$1,004,095	$766,383

Other assets
Right-of-use asset	$295,650	$307,892	$—
Capitalized software development costs	$2,039,809	$1,761,396	$927,176
Other noncurrent assets	$23,389	$23,389	$—
Total other assets	$2,358,848	$2,092,677	$927,176

Total assets	$2,897,227	$3,096,772	$1,693,559

We made significant adjustments to our operating expense investments year over year. We have placed a heavy emphasis on our go-to-market resources, working with outsource firms for demand generation, public relations and marketing services. Our sales team has increased significantly, with two senior executives running the department, three account reps and two sales engineers in place to date. We expect this spend to increase in each quarterly report throughout the 2025 year as we continue to deploy significant resources in this area.

	For the three months ended March 31,
Operating expenses	2025	2024
Research and development	$748,513	$853,599
General and administrative	$484,482	$393,966
Sales and marketing	$528,526	$120,846

In Research and Development, we have moved a significant cohort of our engineering team offshore, recognizing that our Indian development team is much more cost efficient than the US-based team and continues to be a very productive resource for us. We will maintain only our core architectural and DFM resources in the USA going forward with the exception of supplementary product teams being formed locally upon more substantial private or public sector contract awards that would justify them.

The G&A spend is affected by costs relating to the Business Combination and SEC compliance, as we work to complete the Business Combination and become publicly traded. These overheads will level out once the transaction has been completed, but with the cost of public compliance we will continue to spend at a much higher level than in past periods.

Capitalization and Liabilities

We have utilized SAFE notes as our means of financing the enterprise to date. As of March 31, 2025, we have issued SAFE notes for proceeds totaling $8.5 million that have an estimated fair value of $22.7 million. No other significant liabilities are being carried at the present time.

	March 31,	December 31,
	2025	2024	2023
Current liabilities
Accounts payable	$832,879	$770,276	$1,734
Accrued expenses	$11,946	$24,219	$23,505
Accrued interest	$160,000	$—	$—
Payroll liabilities	$179,016	$246,720	$18,868
Deferred Revenue, current portion	$1,144,774	$1,142,643	$—
Bridge loans	$1,600,000	$—	$—
Lease liability, current portion	$52,458	$36,225	$—
Total current liabilities	$3,981,073	$2,220,083	$44,107

Long-term liabilities
SAFE agreements	$22,746,675	$23,334,626	$4,602,950
Deferred revenue, net of current portion	$1,472,411	$1,570,572	$—
Lease liability, net of current portion	$265,543	$265,413	$—
Total long-term liabilities	$24,484,629	$25,170,611	$4,602,950

Total liabilities	$28,465,702	$27,390,694	$4,647,057

SAFE Agreements

Nature of the Increase

The balance of SAFE agreements increased from $4,602,950 as of December 31, 2023, to $23,334,626 as of December 31, 2024, reflecting increases of $18,731,676. This increase is attributable to the following components:

●	New Issuances: During the year ended December 31, 2024, the company issued additional SAFE agreements for cash proceeds of $4,239,500.

●	Change in Fair Value: During the year ended December 31, 2024, the fair value of existing SAFE agreements increased by $14,492,176. This revaluation reflects updated market conditions and company-specific factors.

Factors Impacting the Change in Fair Value

The revaluation of SAFE agreements was driven by the following significant factors:

●	Increased Probability of SPAC Transaction Closing: The estimated likelihood of the SPAC transaction closing increased during the nine-month period. This adjustment impacted the probability-weighted expected return method used in the fair value estimation.

●	Increased Estimated Fair Value of the Company: The company’s estimated fair value increased due to positive developments, including:

●	Anticipated completion of key agreements with Wurth, which enhanced the company’s growth prospects and market positioning.

●	Strengthened financial performance and operational metrics during the period, contributing to a higher enterprise value.

●	Shortened Time to Liquidity Events: As the anticipated SPAC transaction approaches, the time to a potential liquidity event has shortened, thereby reducing the discount applied in the valuation model.

Summary of Safe Activity

The table below summarizes the SAFE agreements activity for the year ended December 31, 2024:

Activity Description	Amount ($)
SAFE agreements at fair value, December 31, 2023	$4,602,950
Plus: SAFE agreements issued for cash	$4,239,500
Plus: Change in fair value	$14,492,176
SAFE agreements at fair value, December 31, 2024	$23,334,626

The increase in the balance of SAFE agreements was primarily driven by new issuances of $4,239,500 and a significant revaluation of $14,492,176 due to an increased probability of the SPAC transaction closing, a higher estimated fair value of the company, and other market and company-specific factors.

The table below summarizes the SAFE agreements activity for the three months ended March 31, 2025:

Activity Description	Amount ($)
SAFE agreements at fair value, December 31, 2024	$23,334,626
Plus: SAFE agreements issued for cash	$23,752
Less: Change in fair value	$(611,703)
SAFE agreements at fair value, December 31, 2024	$22,746,675

The decrease in the balance of SAFE agreements was primarily driven by an increased probability of the SPAC transaction closing from 90% at December 31, 2024 to 99% at March 31, 2025, as this scenario has a lower calculated value than the other possible scenarios considered in the valuation.

Sales Approach

A subscription to our Dot Cloud includes IoT data collection. We generally price our subscriptions on a per enrolled asset basis and with an application multiplier. For example, an enterprise using our Inventory application that also installed a Security module would count as two subscriptions. If the assets are being tracked and the AI engine is being used to manage them, then the enrollment fee pre asset is increased.

Once installed, our system becomes a critical part of the operations of the enterprise, typically expanding in scope as the users become familiar with the capabilities and look for additional ways to use the system in their operations. We expect a high rate of retention amongst our subscribers. We share a small portion of the subscription with the channel partner who supplies Level 2 support for the customer and cultivates them for future expansion.

Revenue was earned primarily from the delivery of feasibility study reports to customers seeking to gain insight into how data driven tracking could improve their business. We recognize revenue upon acceptance of our feasibility report.

Our go-to-market strategy is focused on landing new customers and expanding their adoption of our solution to have an ever-increasing share of customers. We are committed to selling through channel partners to enable faster growth and avoid the entanglements of stocking, hardware support and regional support presence. Our partner program is emerging but will expand rapidly through the remainder of 2025.

Additionally, we are working to offer self-service and low-touch inbound sales to attract a broad range of smaller customers onto our platform in future periods.

Our Customers

Our solution is used by businesses of varying sizes across a broad range of industries which depend on logistics operations. This includes transportation, construction, wholesale and retail trade, field services, logistics, utilities and energy, government, healthcare and education, manufacturing, food and beverage, and others. Our industry-agnostic approach and the horizontal applicability of our solution enable us to deploy our platform in virtually any business and use case.

We target small to medium-sized businesses ($50 million up to $1 billion) who have a large volume of assets but may not have an optimal solution to manage them. When we encounter these targets, we assess the fiscal opportunity and also their technological maturity to quickly filter the most attractive prospects. Initial deal sizes typically range from $150,000 to $250,000 for the first application, with potential of expanding to an annual recurring revenue (“ARR”) of $1 million – $3 million at maturity across the enterprise. As our business scales, we expect to increasingly focus our sales efforts on larger customers.

A major sales focus is multi-application adoption. We often start solving a local problem within one division and expand both application and geographic adoption over time. Regardless of how our customers begin, we focus on expanding their usage by working with our channel partners to cultivate full-scale rollouts across their geographies and divisions.

Zero Infrastructure Mesh (ZIM) Software Network

Our preference is to use COTS hardware in our solution whenever possible and focus our resources on adding value in our software (AI) solution; however, some of our innovations in RF and cooperative IoT have been difficult to implement over the existing commercially available devices. As a result, we began in 2023 to create our own patent-pending ZIM Software Network, which is designed to scan Bluetooth low energy (BLE) tags and provide item-level visibility.

In order to enable our ZIM Software Network, we also began designing a ZIM Bridge platform. This platform fully implements the power of our ZIM software protocol with the long-range (up to 15 miles) capability of our Long Range Locating (“LRL”) backhaul. In addition to this core innovation, several other optimizations and innovations are built into the platform making it a key component of our SaaS product strategy.

We initially quoted production of this design via contract manufacturing, but in assessing the resultant data we have chosen to assemble and test this platform ourselves through a wholly-owned subsidiary in Puerto Rico we formed in Q3 of 2024 called “Dot Works.” All hardware manufacturing will be accomplished within this subsidiary. Dot Works will enable a significantly lower cost point and retain the inherent advantages of our unique flexibility to adapt inventories to opportunities. Under Puerto Rico Incentive Code 60 (“Act 60”), the local authorities in Puerto Rico have offered significant incentives, subsidizing machinery, equipment and labor, and providing tax credits for us going forward from the already low corporate tax rate of 4%.

In addition to the excellent cost basis, this location also enables us to claim “Made in the USA” status for government and military sales, highly differentiating us from our typical “Made in China” competitors. The plastics, stamped parts, and printed circuit board assemblies will still be made by contract manufacturers. This subsidiary’s operations began during the fourth quarter of 2024. We ordered the components and equipment necessary to build this hardware in Q4 2024. We also began the firmware development in Q4 2024.

Other Anticipated Subsidiaries or Expansion

India — We have been operating in the Bangalore region of India for almost 3 years with many of the same staff being paid as contractors during that time. We anticipate that in the second half of 2025 we will form a subsidiary there to meet local statutory requirements of maintaining a software development team for the long term. We also anticipate adding online support resources to this location to enable 24/7 support capability to our contracts around the world. Sales in the India, SEA and Middle East region will initially be driven from this subsidiary.

Europe — Many of our current prospects have operations in Europe and at least two major channel partners have already been engaged to begin to prepare European sales activity. We anticipate that at some time in 2025 we will form a sales office to support these customers and activities, likely in a central European location such as southern Germany or Switzerland.

Forecasts

Management has prepared the following financial projections as an integral component of our strategic planning process, informing critical decisions related to budgetary allocations, human resource management, and expansion initiatives. While the following projections are not derived from historical financial results or operational track records, they have been meticulously developed based on a comprehensive analysis of our current sales pipeline and market opportunities.

The projections incorporate management’s best estimates and judgments regarding future market conditions, industry trends, and company-specific factors that may impact our financial performance. It is important to note that these forward-looking projections are inherently subject to uncertainties and may differ materially from actual results.

These projections serve as a strategic tool for internal planning purposes and should not be regarded as a guarantee of future performance. They reflect management’s vision for the company’s growth trajectory and operational objectives, taking into account various assumptions and potential scenarios.

Investors and other stakeholders should exercise caution when interpreting these projections, as they are based on current expectations and beliefs, which may change as new information becomes available or as market conditions evolve.

Based on the potential revenue amounts in our sales pipeline stages, the material assumptions that were used by managements, include, but are not limited to, the following;

●	Pipeline Conversion Rates: The progression from each stage of the sales pipeline to the next is assumed to follow historical conversion rates, with a focus on maximizing the transition from “Contract Negotiation” to “Closed Won.”

●	Revenue Recognition: Revenue will be primarily recognized from the delivery of subscription services and related professional services through a hosted cloud (SaaS) environment and hardware sales.

●	Market Conditions: Assumes stable market conditions that support the projected bookings and billings growth, with no significant economic downturns affecting client budgets or spending.

●	Sales Cycle Duration: The time taken for prospects to move through the pipeline stages is consistent with past trends, allowing for accurate forecasting of revenue realization within fiscal periods.

●	Product and Service Demand: The demand for hardware (“HW”), ARR, and services will align with projections, driven by current market trends and customer needs.

●	Operational Capacity: The company has sufficient resources and operational capacity to handle increased sales volumes as projected, without compromising service quality or delivery timelines.

●	Pricing Strategy: Pricing remains competitive and consistent with current strategies, ensuring that projected margins are achievable across all product lines.

●	Customer Retention and Acquisition: Assumes steady customer retention rates and successful acquisition of new clients, contributing to sustained growth in bookings and billings.

These assumptions are critical for achieving the projected financial outcomes and are subject to change based on evolving business conditions and market dynamics.

Basis for Projections: Sales Pipeline and Contract Backlog

The financial projections provided for fiscal year 2024 and fiscal year 2025 are primarily based on two significant factors: the sales pipeline and contract backlog. These elements represent anticipated revenue sources over the next few years, based on a robust analysis of customer demand, potential new customer acquisitions, and recurring revenue from existing clients.

1. Sales Pipeline: Our sales pipeline includes multiple stages of customer engagement, from initial contact to final contract negotiation. We closely monitor each stage, focusing particularly on the “Contract Negotiation” and “Verbal Commit” stages as leading indicators of near-term revenue. Historically, these stages have shown a higher likelihood of successful conversion, which supports our revenue assumptions. Our emphasis on ARR through multi-year contracts further strengthens our revenue projections, as it provides predictable revenue streams that align with our growth targets.

2. Contract Backlog: The contract backlog represents existing, multi-year agreements that are not yet fully billed or recognized as revenue. These contracts contribute significantly to our revenue forecast, as they involve predictable revenue from existing commitments, reducing reliance on new sales alone. Our projections assume a steady realization of this backlog, in line with contract terms. By leveraging this backlog, we aim to maintain a stable revenue base, despite potential market fluctuations.

Net Loss Potential and Associated Costs for Projects in Contract Negotiation Phase

To ensure balanced disclosure, we recognize that the anticipated opportunities in the “Contract Negotiation” phase also carry the potential for net loss. While these projects contribute significantly to our projected bookings and billings, there are inherent risks related to cost structure and profitability.

1. Cost of Sales and Direct Expenses: Each contract, particularly in the HW and services segments, will incur significant direct expenses, including manufacturing, logistics, and deployment costs. Hardware revenues, which will be recognized upon shipment, require upfront investment in materials and production, impacting short-term cash flow. For service-related projects, we anticipate ongoing labor and resource costs, including salaries for specialized personnel and potential subcontractor fees for installation and maintenance. Fluctuations in supplier pricing or labor rates may impact profitability.

2. Operating Expenses: We expect to incur additional operating expenses, including R&D costs, sales and marketing expenses, and administrative overhead, as we continue to develop our product offerings and expand our sales team to support anticipated growth. These expenses are vital to sustaining our growth trajectory and enhancing our competitive positioning but may result in increased net losses, particularly if revenue from new contracts falls short of expectations.

3. Uncertainty in Profitability for Contract Negotiations: While we aim to maximize conversions at the “Contract Negotiation” phase, there is no guarantee of profitability for each project. The profitability of these contracts depends on the terms negotiated, including pricing, contract duration, and customer-specific requirements. Projects in negotiation phases may also face delays in execution or changes in scope, impacting our ability to recognize revenue as projected. In such cases, our cost structure may exceed anticipated revenue, resulting in net losses for certain contracts.

4. Risk of Increased Variable Costs: As our operations scale, certain variable costs—such as production costs for hardware, subcontractor fees for service projects, and customer support expenses for ARR contracts—may increase. If we cannot secure favorable pricing from suppliers or maintain operational efficiency, our gross margin percentages may be adversely affected. This increase in variable costs could result in lower-than-expected gross profits, impacting our ability to achieve net income in the near term.

5. Impact on Cash Flow and Financial Stability: The costs associated with ramping up for larger contracts, including pre-negotiated equipment purchases, hiring to expand operational capacity, and potential customer onboarding incentives, will have an upfront impact on cash flow. While these investments are anticipated to drive long-term growth, they introduce short-term cash flow challenges. As a result, there is a risk of incurring net losses, especially during periods of rapid expansion when we may be required to fulfill large, resource-intensive contracts without immediate revenue realization.

Summary of Risks

While our sales pipeline and contract backlog provide a foundation for growth, the costs associated with realizing this growth, coupled with the risks of revenue delays, could lead to net losses, particularly for opportunities in the “Contract Negotiation” phase. Investors should be aware that our projections rely on multiple assumptions regarding revenue realization, cost control, and market stability. Any adverse changes to these assumptions could materially impact our financial performance and delay our path to profitability. These projections represent management’s best estimates based on current information and expectations, yet they remain subject to significant uncertainty as market conditions and operational factors evolve.

Based on current data and opportunities, as well as the resources we are seeking to capitalize through our market offering, and subject to the risk factors discussed throughout this registration statement, we estimate the following results for the upcoming reporting periods.

	FY2025			FY2025
	HW	ARR	Services	Total
(in thousands)	20%	65%	15%
Bookings	6,000	19,500	4,500	30,000
Billings	3,600	4,800	4,000	12,400
Revenue	3,600	4,000	3,200	10,800
Gross Margin	2,340	3,680	2,080	8,100
Gross Margin %	65.0%	92.0%	65.0%	75.0%

The forecast reflects that our bookings are going to be typically 3 – 5 year contracts with only a portion of the contract to be billed in the period. Revenue lags billings in ARR and services, as we have typically experienced a percentage of prepaids that are not fully earned by the period close. HW revenues are transactional and fully earned when billed on shipment. Gross Margin calculations are consistent with our current experience and pricing but may vary as we expand our operations and customer base. All forecasts are subject to risks described herein. including in the section “Risks Related to the Company.”

While these periods are important to establish initial commercial traction, they are equally important as a foundational transition in our corporate operations, as we mature our sales pipeline and establish our brand. These numbers represent the best estimates of management based on current metrics, but results may vary significantly. These projections still reflect the views of management.

Key Business Metrics (GAAP and Non-GAAP)

Annual Recurring Revenue

We believe that ARR is a key indicator of the trajectory of our business performance, enables measurement of the progress of our business initiatives, and serves as an indicator of future growth. We define ARR as the annualized value of subscription contracts that have commenced revenue recognition as of the measurement date. ARR highlights trends that may be less visible from our financial statements due to ratable revenue recognition. ARR is a non-GAAP measure and does not have a standardized meaning and is not necessarily comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and is not intended to be combined with or replace it. ARR is not a forecast, and the active contracts at the date used in calculating ARR may or may not be extended or renewed. As we are in the first year of our commercial offering in the market, this metric has almost no value presently and will begin to be reported in the third quarter.

Assets Enrolled

Our core offering is the AI value we add from our Dot Cloud software. As such, one of the best proxies for adoption is the growth in the count of “Assets Enrolled” in our software. Our subscription contracts scale based on the number of assets under management, making this a leading indicator of revenue growth. At present, we have only initial Asset Enrollment as a result of pilot programs or test sites being operated to close larger customer opportunities. As we are in the first year of our commercial offering in the market, this metric has almost no value presently and will begin to be reported in the second quarter.

Customer Acquisition & Retention (CAR)

We intend to drive new customer acquisition by continuing to invest significantly in sales and marketing to engage our prospective customers, increase brand awareness, and drive adoption of our Dot Cloud. Our ability to attract new customers depends on a number of factors, including the effectiveness of our sales and marketing efforts, macroeconomic factors and their impact on our customers’ businesses, and the success of our efforts to expand across verticals and internationally. We measure overall new bookings (purchase orders received in the period) as well as the ordinal count of new customers placing purchase orders. As we are in the first year of our commercial offering in the market, this metric has almost no value presently and will begin to be reported in the second quarter. CAR is a non-GAAP financial measure.

Components of Results of Operations

Revenue

We will provide access to our Dot Cloud through subscription arrangements, where the customer is charged a per-subscription fee for access for a specified term. Subscription agreements will contain multiple service elements for one or more of our cloud-based Applications via mobile app(s) or a website that enable data collection and provide access to the cellular network, IoT devices (which we also refer to as connected devices), and support services delivered over the term of the arrangement. Our subscription contracts will typically have an initial term of three to five years and are generally non-cancelable and non-refundable, subject to limited exceptions under our standard terms of service and other exceptions for public sector customers, who are often subject to annual budget appropriations cycles. Our Connected Dot Cloud and IoT devices are highly integrated with the subscription service and together will represent a single performance obligation. Revenues attributable to this combined performance obligation are recognized over time as the services are delivered.

We also provide professional services including onboarding (implementation) services, marketing services, and product consulting. These services were evaluated to be distinct and are treated as separate performance obligations from the subscription services. Revenue related to these services are recognized over time as services are performed.

Currently, revenues are primarily related to the delivery of feasibility study reports to customers seeking to gain insight into how data driven tracking could improve their business, which is recognized upon acceptance of the feasibility report.

Allocation of Overhead Costs

Overhead costs that are not substantially dedicated for use by a specific functional group are allocated based on headcount. Such costs include costs associated with office facilities, depreciation of property and equipment, IT and security expenses, and other expenses, such as corporate software, subscription services, and insurance. Manufacturing overheads are allocated to production based on volume.

Cost of Sales

Cost of sales will consists primarily of the amortization of IoT device costs associated with subscription agreements, cellular-related costs, third-party cloud infrastructure expenses, customer support costs, warranty charges, employee-related costs directly associated with our customer support and operations, including salaries, employee benefits and stock-based compensation, amortization of internal-use software development, certain cloud computing implementation costs, expenses related to shipping and handling, packaging, fulfillment, warehousing, write-downs of excess and obsolete inventory, and allocated overhead costs.

As our customers expand and increase, the use of our Dot Cloud driven by additional IoT devices and Applications, our cost of revenue may vary from quarter to quarter as a percentage of our revenue due to the timing and extent of these expenses. We intend to continue to invest additional resources in our Dot Cloud and customer support and operations personnel as we grow our business. The level and timing of investment in these areas will affect our cost of revenue in the future.

Operating Expenses

Research and Development

Research and development expenses consist primarily of employee-related costs, including salaries, employee benefits and stock-based compensation, depreciation and other expenses related to prototyping IoT devices, product initiatives, software subscriptions, hosting used in research and development, and allocated overhead costs. We continue to focus our research and development efforts on adding new features and products and enhancing the utility of our Dot Cloud. We capitalize the portion of our internal-use software development costs that meets the criteria for capitalization. We expect our research and development expenses to generally increase in absolute dollars for the foreseeable future as we continue to invest in research and development efforts to enhance our Dot Cloud. Our research and development expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

Sales and Marketing

Sales and marketing expenses consist primarily of employee-related costs directly associated with our sales and marketing activities, including salaries, employee benefits and stock-based compensation, and sales commissions. Sales and marketing expenses also include expenditures related to advertising, media, marketing, promotional costs, free trial expenses, brand awareness activities, business development, corporate partnerships, travel, conferences and events, professional services, and allocated overhead costs. We also have a heavy reliance on contracted services in these areas which are reflected in the department spend. We plan to continue to invest in sales and marketing to grow our customer base and increase our brand awareness. As a result, we expect our sales and marketing expenses to increase in absolute dollars for the foreseeable future. Our sales and marketing expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

General and Administrative

General and administrative expenses consist of employee-related costs for executive, finance, legal, human resources, facilities, and certain IT personnel, including salaries, employee benefits and stock-based compensation, professional fees for external legal, accounting, recruiting and other consulting services, bad debt, allocated overhead costs, and unallocated lease costs. We expect our general and administrative expenses to continue to increase in absolute dollars for the foreseeable future to support our growth and because of additional costs associated with legal, accounting, compliance, insurance, investor relations, and other areas associated with being a public company. Our general and administrative expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

Comparison of quarters ended March 31, 2025 and 2024

Revenue, Cost of Sales, Gross Profit, and Gross Margin

Historical revenue has been transactional in nature, related to Research and Development grants or paid Proof of Concept installations which we refer to as Feasibility Studies. Our costs related to these activities do not necessarily reflect future costs of sales following the deployment of our Dot Cloud SaaS solution. In the three months ended March 31, 2024, we had only begun our investment in the sales and marketing ramp up and the results reflect the historical small pilot activities we have done as we productize our emerging technology.

	For the three months ended March 31,
Q1 – YOY Comparison	2025	2024	Change	% Change
Revenue	$352,498	$78,553	$273,945	348.7%
Cost of Sales	$327,238	$3,567	$323,671	9,074.0%
Gross (Loss) Profit	$25,260	$74,986	$(49,726)	(66.3)%
Margin %	7.2%	95.5%	(88.3)%	(92.5)%

Investments in Innovation and Future Growth (Strategic OPEX Investment levels)

Our performance is driven by continuous innovation on our Dot Cloud, our innovations in IoT data collection and our advances in applying AI to our customer problem sets. Our investments in Sales and Marketing drive brand and solution awareness and generate demand. We will continuously invest in adding new applications and methods to our solution and presence over time. Our performance is also impacted by our ability to scale our headcount across our business to support our growth. We remain committed to aggressively investing in our Sales and Marketing capacity and maintaining our Research and Development organization, and to driving revenue growth globally.

Operational Spending

Our spend for the three months ended March 31, 2025 reflects the significant pivot towards the market, with Sales and Marketing spend increasing by $90,516 or 22.98% year over year. We expect to increase this further in the following quarter to take advantage of additional public investment to build this department as the tip of the spear for growth.

	For the three months ended March 31,
	2025	2024	Change	% Change
Sales and Marketing	$484,482	$393,966	$90,516	23.0%
Percentage of Revenue	137.4%	501.5%

Our spend for the three months ended March 31, 2025 in Research and Development reflects some of the changes we made in offshoring more of our team, while still growing capacity through hiring overseas and contracting strategic resources. While we reduced our expense, we actually grew our capacity by the equivalent of 12 man-years of effort. This has allowed us to add a hardware team and expand our AI team while still controlling costs.

	For the three months ended March 31,
	2025	2024	Change	% Change
Research and Development	$528,526	$120,846	$407,680	337.4%
Percentage of Revenue	149.9%	153.8%

Expanding Within Our Existing Customer Base (Share of Subscribers)

We believe that there is a significant opportunity to expand sales to existing customers following their initial adoption of our Dot Cloud. We will expand our customer base by selling more applications and expanding use of existing applications across geographies and divisions. Our ability to expand within our customer base will depend on a number of factors, including our customers’ satisfaction, pricing, competition, macroeconomic factors, and changes in our customers’ spending levels. While there are many factors involved in this expansion, the Customer Success department will be the key internal driver to retention and expansion of customer revenue. At this juncture it is not a significant part of our operational expense, but will be built out as our bookings increase and our channel support requirements come online.

General and Administrative Expenses

As a public company, the costs of regulatory compliance will be evident in our spend on general and administrative. The change in period expense is entirely comprised of costs from this activity.

	For the three months ended March 31,
	2025	2024	Change	% Change
General and Administrative	$748,513	$853,599	$(105,086)	(12.3)%
Percentage of Revenue	212.4%	1,086.7%

Comparison of years ended December 31, 2024 and 2023

Revenue, Cost of Sales, Gross Profit, and Gross Margin

Historical revenue has been transactional in nature, related to Research and Development grants or paid Proof of Concept installations which we refer to as Feasibility Studies. Our costs related to these activities do not necessarily reflect future costs of sales following the deployment of our Dot Cloud SaaS solution.

YOY Comparison	2024	2023	Change	% Change
Revenue	$172,661	$439,640	$(266,979)	(60.7)%
Cost of Sales	$343,889	$86,888	$257,001	(295.8)%
Gross (Loss) Profit	$(171,228)	$352,752	$(523,980)	(148.5)%
Margin %	99.2%	80.2%	(18.9)%	23.6%

Investments in Future Growth (Strategic OPEX Investment levels)

Our market leadership is supported by continuous innovation on our Dot Cloud, our inventions in IoT data collection and our advances in applying AI to our customer problem sets. We continuously invest in adding new applications and methods to our solution. As such, spending on research and development will always be an important part of our strategy.

However, the driving force that will fuel our company is market growth. Our recent pivot to move most of our spending to Sales and Marketing shows a commitment to our go-to-market strategy. We recognize the need to grow adoption and expand brand awareness as we rise in the space. This fiscal year is a critical period to add productive resources to ensure success is sustained.

Adding additional compliance and oversight resources as we grow and especially as we make a public offering, is a natural and essential step. In addition, our small operations team will continue to grow as the demand increases from our maturing sales pipeline.

Operational Spending

YOY Comparison	2024	2023	Change	% Change
Research and Development	$759,967	$837,453	$(77,486)	(9.3)%
Sales and Marketing	$2,524,930	$449,936	$2,074,994	461.2%
General and Administrative	$3,588,548	$742,041	$2,846,507	383.6%
Total OPEX	$6,873,445	$2,029,430	$4,844,015	238.7%

Other expenses

	For the Year Ended December 31,		Variance
	2024	2023	$	%
Change in fair value of SAFE agreements	$14,492,176	$263,239	$14,228,937	5,405.3%

Provision for Income Taxes

No provision is made for tax at this time as the company has not generated taxable income at this stage.

Liquidity and Capital Resources

Liquidity is a measure of our ability to access sufficient cash flows to meet the short-term and long-term cash requirements of our business operations. Since our founding, we have financed our operations primarily through seed investment in the form of SAFE agreements. We anticipate funding in connection with the Business Combination, as described above and that such funding will be sufficient for the next 12 months. Our future capital requirements will depend on many factors, including, but not limited to, our growth, our ability to attract and retain customers, the continued market acceptance of our solution, the timing and extent of spending necessary to support our efforts to develop our Dot Cloud and meet our performance obligations related to subscription sales of the same, the expansion of sales and marketing activities, and the impact of macroeconomic conditions on us and our customers’ and partners’ businesses. Further, we may enter into arrangements to acquire or invest in businesses, products, services, and technologies. We will need to raise additional capital in the future to finance our operations and expand our business.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management anticipates the Company will continue to incur operating losses for the foreseeable future. Our ability to continue as a going concern is dependent on its ability to raise additional capital to fund its research and development (“R&D”) activities and meet obligations on a timely basis. However, there can be no assurance that sufficient funding will be available to allow us to successfully continue its R&D activities and commercialize our products.

If we are unable to obtain necessary funds through our business operations and the proceeds realized through the Business Combination, significant reductions in spending and the delay or cancellation of planned activities may be necessary. These actions would have a material adverse effect on our business, results of operations, and prospects. These conditions raise substantial doubt about our ability to continue as a going concern within one year from the date these interim unaudited consolidated financial statements are issued.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes thereto included elsewhere in this filing are prepared in accordance with GAAP. We believe that the following accounting policies involve a high degree of judgment and complexity. These are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates. The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities, as well as disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Judgment is involved in determining capitalized software development costs, the fair value of the SAFE agreements, useful lives of capitalized software development costs, accrued expenses, stock based compensation and income tax uncertainties.

The Company bases these estimates on historical and anticipated results, trends, and various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ materially from those estimates and assumptions.

Management analyzed the impact of using the estimates on its financial statement line items and has considered the impact of the estimates within each of the critical accounting policies below.

Accounting for SAFE Agreements

In accordance with FASB ASC 815 40, Contracts in Entity's Own Equity, the Company determined the SAFE agreements are freestanding financial instruments and accordingly are classified as "liabilities" in the accompanying consolidated balance sheets. The SAFE agreements are carried at estimated fair value determined by the Company using a probability weighted expected return method.

Revenue Recognition

Revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.

We determine revenue recognition through the following steps:

1.	Identification of the contract, or contracts, with a customer;

2.	Identification of the performance obligations in the contract;

3.	Determination of the transaction price;

4.	Allocation of the transaction price to the performance obligations in the contract; and

5.	Recognition of revenue when, or as, we satisfy a performance obligation.

We offer feasibility studies which allow customers to gain insight into how data driven tracking could improve their business. As part of our studies, off-the-shelf components are installed on customer-owned assets which enable data to be captured by our beta ZIM technology network. These feasibility studies allow the refinement of our software protocols and provide essential information for the continued development of our solution. Customers receive the information captured in our feasibility study reports. These feasibility study reports are the only performance obligation in our contracts.

We determined that the single promise to our customers is satisfied at a point in time. In reaching this conclusion, we considered the context of the contract and the nature of our promise to provide the customer with actionable insights to improve the management of their operations in a feasibility report.

The single performance obligation is satisfied at a point in time, as our customers do not consume the benefits of our studies until their feasibility report is delivered. Accordingly, the fixed consideration related to the performance obligation is recognized on when control of the feasibility report is transferred to the customer which is upon acceptance.

The estimates involved in revenue recognition pertain to determination of standalone selling price. Management considered the data inputs for the standalone selling price and determined that the adjusted market assessment approach provided the best estimate of the standalone selling price. The estimates applied have been reasonable in the past and the likelihood of change in estimate to impact the standalone selling price is remote.

Internal-Use Software Development

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350 40, Intangibles Goodwill and Other Internal Use Software, we capitalize software development costs incurred on new applications or enhancements to applications during the application development phase of software for internal use to provide services to customers. These capitalized costs include certain payroll and payroll related costs for employees and costs for outside consultants who are directly associated with and who devote time to internal use software projects. Costs incurred prior to the application development phase and after the market release are expensed as incurred.

Internal use software is amortized on a straight-line basis over its estimated useful life from the date the project is substantially complete and ready for its intended use. The estimated useful life will be determined based on management’s judgment on how long the core technology and functionality serves internal needs and the customer base. Once projects are substantially complete, management will evaluate the useful lives of these assets on an annual basis and will test for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. These costs are not yet amortized as our SAAS solution has not been deployed.

Management considers use of estimates in determining the appropriate allocation of personnel costs (including fringe benefits and stock compensation) and software development consultants’ costs to software capitalization. Such costs were analyzed for reasonableness and the current basis (evaluation of project plans and stage) is determined to be best estimate of the costs capitalized during the period. The estimates applied have been reasonable in the past and the likelihood of change in estimate to impact the software cost capitalized is remote.